Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
March 19, 2013

The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks.  They are designed to achieve their stated investment objectives on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objectives.  The ETNs are riskier than securities that have intermediate or long-term investment objectives, and may not be suitable for investors who plan to hold them for a period other than one day.  Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the S&P GSCI® Silver Index ER (the “Index”) and of seeking daily compounding leveraged long investment results.  Investors should actively and frequently monitor their investments in the ETNs, even intra-day.  It is possible that you will suffer significant losses in the ETNs even if the long-term performance of the Index is positive

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of ETNs. Before you invest, you should read the applicable pricing supplement, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012 (File No. 333-180300-03) to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or alternatively, Credit Suisse or VLS Securities LLC or any agent or dealer participating in an offering will arrange to send you the applicable terms sheet or pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 800-221-1037.

The Index is a product of S&P Dow Jones Indices LLC and/or its subsidiaries (“SPDJI”), and has been licensed for use by Credit Suisse and its affiliates.  “S&P GSCI®” and  “S&P GSCI® Silver” are trademarks of Standard & Poor's Financial Services LLC (“S&P”) and have been licensed for use by SPDJI and sublicensed for certain purposes by Credit Suisse and its affiliates.  Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  SPDJI, Dow Jones, S&P and their respective affiliates do not sponsor, promote, or sell any product based on the Indices. Neither SPDJI, Dow Jones, S&P nor any of their respective affiliates make any representation herein regarding the advisability of investing in any product based on any Index nor do they have any liability for any errors, omissions, or interruptions of the Indices. The S&P GSCI®, the S&P GSCI® Sector Indices and the S&P GSCI® Component Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.”